Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2020 Financial Results

Recent OEM Contract with Textron Further Solidifies Growing ThrustSense® Auto-Throttle Franchise

EXTON, Pa.—August 5, 2020 (BUSINESS WIRE)--Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal 2020, ended June 30, 2020.

For the third quarter of fiscal 2020, the Company reported net sales of $6.0 million, up 30% from $4.6 million in the third quarter a year ago. The Company reported third quarter net income of $1.3 million, or $0.07 per share, an increase of 146% and 133% respectively, as compared to the $0.5 million, or $0.03 per share, in the third quarter of fiscal 2019.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “The necessary and prudent actions we implemented early on to reduce the impact of the pandemic have once again led to a strong performance. Revenues increased 30% in the third quarter as compared to the prior quarter, and we generated our best quarterly operating income in thirteen quarters and our best nine months operating income in four years. We signed an OEM contract to supply Textron with our ThrustSense® Auto-throttle with LifeGuard™ Protection as standard equipment on all their new King Air 360 turboprops. Textron will also offer Auto-throttle with LifeGuard™ Protection for retrofit at all of its service centers to the thousands of King Airs currently in use. Our financial performance over the last few quarters, as well as the expanding number of new OEM platforms on which IS&S is standard equipment, are strong indicators of the value of our innovative technology. We believe our increased market presence will lead to more profitable growth opportunities and continue to build shareholder value.”

At June 30, 2020, the Company had $23.0 million of cash on hand, as net cash flows from operating activities were $0.6 million over the first nine months of the year. New orders in the third quarter of fiscal 2020 were approximately $2.7 million, and backlog as of June 30, 2020 was $6.5 million. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, KC-46A and the Textron King Air 360 all of which are currently in production. The Company expects these programs to remain in production for multiple years and that these contracts will add to production sales already in backlog.

Nine Months Results

Total sales for the nine months ended June 30, 2020, were $15.3 million, up 20% from $12.8 million for the nine months ended June 30, 2019. For the nine months ended June 30, 2020, the company reported net income of $2.0 million, or $0.12 per share, an increase of 137% and 140% respectively, as compared to the $0.9 million, or $0.05 per share, for the first nine months of fiscal 2019.

Conference Call

The Company will be hosting a conference call on Thursday, August 6, 2020, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	June 30	September 30,
	2020	2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$22,984,249	$22,416,830
Accounts receivable	3,864,656	2,348,537
Contract asset	-	80,182
Inventories	4,709,342	4,470,694
Prepaid expenses and other current assets	1,107,723	642,049
Total current assets	32,665,970	29,958,292

Property and equipment, net	8,225,732	8,444,692
Other assets	205,276	154,041
Total assets	$41,096,978	$38,557,025

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$949,080	$1,079,073
Accrued expenses	1,506,790	1,110,918
Contract liability	106,341	29,231
Total current liabilities	2,562,211	2,219,222

Non-current deferred income taxes	129,689	129,651
Other liabilities	2,241	-
Total liabilities	2,694,141	2,348,873

Commitments and contingencies

Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2020 and September 30, 2019	$-	$-
Common stock, $.001 par value: 75,000,000 shares authorized, 19,080,877 and 19,005,487 issued at June 30, 2020 and September 30, 2019, respectively	19,081	19,006
Additional paid-in capital	52,155,835	51,987,096
Retained earnings	7,596,458	5,570,587
Treasury stock, at cost, 2,096,451 shares at June 30, 2020 and
September 30, 2019	(21,368,537)	(21,368,537)
Total shareholders' equity	38,402,837	36,208,152
Total liabilities and shareholders' equity	$41,096,978	$38,557,025

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Sales	5,953,689	4,589,824	15,300,182	12,770,601

Cost of sales	2,559,016	2,064,617	7,008,691	5,733,385

Gross profit	3,394,673	2,525,207	8,291,491	7,037,216

Operating expenses:
Research and development	870,805	722,525	2,249,439	1,967,379
Selling, general and administrative	1,279,422	1,416,053	4,514,085	4,414,126
Total operating expenses	2,150,227	2,138,578	6,763,524	6,381,505

Operating income	1,244,446	386,629	1,527,967	655,711

Interest income	7,767	99,916	152,358	147,948
Other income	16,261	24,714	44,760	57,314
Income before income taxes	1,268,474	511,259	1,725,085	860,973

Income tax expense (benefit)	8,616	-	(300,786)	7,794

Net income	$1,259,858	$511,259	$2,025,871	$853,179

Net income per common share:
Basic	$0.07	$0.03	$0.12	$0.05
Diluted	$0.07	$0.03	$0.12	$0.05

Weighted average shares outstanding:
Basic	16,952,973	16,880,341	16,931,049	16,860,503
Diluted	17,087,275	16,978,643	17,097,414	16,898,321